                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MTI Technology Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

   (5) Total fee paid:

       -------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

         -----------------------------------------------------------------------

                                    MTI LOGO

                           MTI TECHNOLOGY CORPORATION
                           4905 EAST LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92807

                                                                 August 24, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of MTI Technology Corporation, to be held on Thursday, September 28, 2000, at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, beginning at 10:00 a.m. local time.

     The business to be conducted at the meeting includes the election of two directors, ratification of the selection of independent auditors, approval of an amendment to the 1996 Stock Incentive Plan to increase the number of shares subject to the Stock Incentive Plan and consideration of any other matters that may properly come before the meeting and any adjournment thereof.

     It is important that your shares be represented, so, even if you presently plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          Sincerely,

                                          /s/ THOMAS P. RAIMONDI, JR.
                                          Thomas P. Raimondi, Jr.
                                          President and Chief Executive Officer

                           MTI TECHNOLOGY CORPORATION
                           4905 EAST LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92807
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 2000

     The Annual Meeting of Stockholders of MTI Technology Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, on Thursday, September 28, 2000 at 10:00 a.m., local time, for the following purposes:

        (1) To elect two members of the Board of Directors each to serve for a term of 3 years or until his successor is elected and qualified;

        (2) To consider and act upon the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal year 2001;

        (3) To approve an amendment to the 1996 Stock Incentive Plan to increase the number of shares subject to the Stock Incentive Plan from 7,631,126 to 10,631,126, plus annual adjustments; and

        (4) To transact any such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the fiscal year ended April 1, 2000, containing consolidated financial statements, is included with this mailing.

     The Board of Directors has fixed the close of business on July 31, 2000 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, 4905 East La Palma Avenue, Anaheim, California for a period of ten days prior to the Annual Meeting. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ PAUL W. EMERY, II
                                          Paul W. Emery, II
                                          Chief Operating Officer and Secretary
Anaheim, California
August 24, 2000
--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTI Technology Corporation ("MTI" or the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Thursday, September 28, 2000 (the "Annual Meeting"), at 10:00 a.m., local time, at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807 and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to stockholders entitled to vote at the Annual Meeting on or about August 24, 2000.

THE PROXY

     The persons named as proxyholders, Thomas P. Raimondi, Jr. and Paul W. Emery, II, were selected by the Board of Directors of the Company. Mr. Raimondi is a director and officer of the Company and Mr. Emery is an executive officer of the Company.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the Common Stock of the Company represented by the proxy will be voted for the election of the directors named in the Proxy Statement, for the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the 2001 fiscal year, for approval of the amendment to the 1996 Stock Incentive Plan to increase the number of shares available for grant, and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxyholders. The Company does not presently know of any other such business. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder's right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

VOTING AT THE ANNUAL MEETING

     The only issued and outstanding voting securities of the Company are its shares of Common Stock, $.001 par value (the "Common Stock"), of which 32,223,167 shares were outstanding at the close of business on July 31, 2000. Only holders of record at the close of business on July 31, 2000 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Except as described below, the holders of the Common Stock of the Company are entitled to one vote per share on each matter submitted to a vote of the stockholders. The Company's Bylaws do not provide for cumulative voting by stockholders.

     The holders of a majority of the Company's outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (also referred to as withheld votes), the Company believes that abstentions should be counted for purposes of determining if a quorum is present at the Annual Meeting for the transaction of business. With respect to broker nominee votes, the Delaware Supreme Court has held that broker nominee votes may be counted as present or represented for purposes of determining the presence of a quorum. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a vote against such proposals. Broker "non-votes" are included in determining the number of shares voted on for the proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors and will have the same effect as a vote against such proposal. However, broker non-votes will not be counted for the other proposals submitted to stockholders. Directors are elected by plurality of the votes of the shares of Common Stock represented and voted at the meeting and abstentions and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of a majority of the shares of Common Stock represented and voted at the meeting is required for approval of Proposal Two and Proposal Three.

SOLICITATION

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. The Company has engaged Corporate Investor Communications, Inc. to supplement the Company's solicitation efforts, and the Company will pay the customary fee, estimated to be approximately $5,000.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Annual Meeting, two individuals will be elected as directors for three year terms and until his successor is elected. The Board of Directors has nominated Al Melrose and John Repp for election at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE NOMINEES FOR ELECTION AS MEMBERS OF THE BOARD OF DIRECTORS.

     The proxies given to the proxyholders will be voted or not voted as directed thereon, and if no direction is given, will be voted FOR approval of the nominees. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if the nominees should, for any reason, be unable or unwilling to serve, the proxies will be voted for the election of such other persons to the office of director as the Board of Directors may recommend in the place of such nominees.

NOMINEES FOR DIRECTOR

     The following table sets forth the names, ages and positions of all directors and the nominees as of August 9, 2000. A summary of the background and experience of each of these individuals is set forth after the table. Information regarding MTI's executive officers is set forth in Part I of its Annual Report on Form 10-K under the heading "Executive Officers of the Registrant."

                                   DIRECTORS

                NAME                   AGE              POSITION(S)                  COMMITTEE(S)
                ----                   ---              -----------                  ------------
Raymond J. Noorda....................  76    Chairman of the Board of           Audit and Compensation
                                             Directors
Val Kreidel..........................  45    Director                           Audit and Compensation
Thomas P. Raimondi, Jr...............  43    President and Chief Executive      Nominating
                                             Officer and Director
John Repp............................  61    Director, Nominee                  Audit and Compensation
Al Melrose...........................  74    Director, Nominee                  Audit and Nominating
Ralph J. Yarro III...................  36    Director                           Nominating

     MTI's Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected to hold office for a term of three years until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office expire as follows: Ms. Kreidel, 2002; Mr. Raimondi, 2002; Mr. Noorda, 2001; Mr. Yarro, 2001; Mr. Repp, 2000; and Mr. Melrose, 2000.

     Ms. Kreidel is the daughter of Mr. Noorda. There are no other family relationships among the directors or executive officers of MTI.

     Raymond J. Noorda has been Chairman of the Board of Directors of the Company since 1987. Mr. Noorda currently serves as the Chairman of Board for The Canopy Group, Inc., our largest stockholder. Mr. Noorda also serves as a member of the Board of Directors of Caldera Systems, Inc., a Linux-based software company. Mr. Noorda previously served as the President, Chief Executive Officer and Chairman of the Board of Directors of Novell, Inc. Prior to joining Novell, Inc., Mr. Noorda served as Chief Executive Officer of Boschert, Inc. a manufacturer of power supplies and System Industries, Inc. a manufacturer of storage subsystems.

     Val Kreidel was elected a Director of the Company in January 1994. Ms. Kreidel has served as a financial analyst for NFT Ventures, Inc. and DSC Ventures, Inc., private investment companies, since May 1989. From May 1985 to May 1989, Ms. Kreidel served as a Vice President of Atlantic Financial Savings Bank in its Real Estate Loan Department.

     Thomas P. Raimondi, Jr. was named President and Chief Executive Officer of the Company in December 1999. From July 1998 to December 1999, Mr. Raimondi was the Company's Chief Operating Officer. Mr. Raimondi was our Senior Vice President and General Manager since May 1996 and was our Vice President, Strategic Planning, Product Marketing, and Director of Marketing from 1987 until May 1996. Mr. Raimondi joined the Company in 1987. Mr. Raimondi is also a member of the Board of Directors of Caldera Systems, Inc.

     John Repp has been a director of the Company since January 1998. Mr. Repp has been a consultant to several technology firms beginning in 1995. From 1989 to 1995, Mr. Repp was the Vice President of Sales for Seagate Technology, Inc., a software developer and manufacturer of disk drives. Prior to joining Seagate, Mr. Repp spent 22 years with Control Data Corporation in various positions in sales and operations.

     Al Melrose has been a director of the Company since April 1999. Mr. Melrose has been a marketing and investor relations consultant to numerous companies since 1994. Prior to 1994, he worked in the investor relations and marketing of various companies for approximately 30 years.

     Ralph Yarro III was appointed a director of the Company in March 2000. Mr. Yarro has been the President, Chief Executive Officer and a director of The Canopy Group, Inc. since April 1995. Mr. Yarro is also the Chairman of the Board of Directors of Caldera Systems, Inc.

DIRECTORS' FEES AND OPTIONS

     Each non-employee director received meeting fees of $2,500 per Board meeting attended during the fiscal year ended April 1, 2000, and was reimbursed for expenses incurred in attending Board meetings. The Company's employee directors did not receive cash compensation for serving on the Board of Directors for the fiscal year ended April 1, 2000, but they were reimbursed for expenses incurred in attending Board meetings. Since February 1999, the Company has included each non-employee director with the named executives of the Company in the Company's executive medical plan. During fiscal 2000, the Company paid $0, $3,597, $6,201, $0 and $0 for medical expenses not otherwise covered by insurance for Mr. Noorda, Ms. Kreidel, Mr. Repp, Mr. Melrose and Mr. Yarro, respectively.

     The Company paid Mr. Repp $8,496 during the year ended April 1, 2000 for consulting services related to the development and implementation of the Company's Fiscal 2000 Sales Commission Plan. The Company paid Mr. Melrose $171,679 during the year ended April 1, 2000 for consulting services related to various aspects of the Company's operations, including investor relations, marketing, public relations, and strategic planning and positioning of the Company.

     Since March 2000, the Company has included each non-employee director with the named executives of the Company in the Company's investment and tax planning program. During fiscal 2000, no expenses were reimbursed to or fees incurred on behalf of any director under this program.

     Each non-employee director of the Company is granted a nonqualified option to purchase 10,000 shares of Common Stock under the Directors' Non-Qualified Stock Option Plan (the "Directors' Plan") upon election or appointment to the Board of Directors. In addition, the Directors' Plan provides that each non-employee director who is a director immediately prior to an annual meeting of the Company's stockholders and who continues to be a director after such meeting (i.e. Mr. Noorda, Mr. Yarro, Ms. Kreidel and Mr. Repp and Mr. Melrose, in the event they are re-elected) will be granted an option to purchase 2,500 shares of Common Stock, provided that such director has served as such for at least one year. Mr. Noorda, Ms. Kreidel and Mr. Repp each received options to purchase 2,500 shares of Common Stock with an exercise price of $22.375 per share following the Company's 1999 Annual Meeting. Mr. Melrose received an option to purchase 10,000 shares of Common Stock with an exercise price of $5.50 per share following his appointment as director, and Mr. Yarro received an option to purchase 10,000 shares of Common Stock with an exercise price of $45.875 per share following his appointment as director. Each option granted under the Directors' Plan has an exercise price equal to the fair market value of the Common Stock on the date of the grant and vests monthly over a 12-month period. In addition, on March 13, 2000 the Company granted Mr. Yarro an option to purchase 50,000 shares of Common Stock with an exercise price of $45.875 per share and which vest on March 13, 2001.

COMMITTEES OF THE BOARD

     The Company currently has three committees, the Audit Committee, the Compensation Committee and the Nominating Committee. The Company does not have an executive committee. The Audit Committee, currently consisting of Mr. Noorda, Mr. Melrose, Ms. Kreidel and Mr. Repp, recommends the appointment of the independent public accountants of the Company, reviews and approves the scope of the annual audit and reviews the results thereof with the Company's independent accountants. The Audit Committee also assists the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and reviews the continuing effectiveness of the Company's business ethics and conflicts of interest policies.

     The Compensation Committee, currently consisting of Mr. Noorda, Ms. Kreidel and Mr. Repp, recommends to the Board of Directors the salaries, bonuses and stock awards received by the officers of the Company. The Compensation Committee is also responsible for administering the Company's Stock Incentive Plan. The Compensation Committee determines the recipients of awards, sets the exercise price of shares granted, and determines the terms, provisions and conditions of all rights granted.

     On June 22, 2000, the Board of Directors established a Nominating Committee. The Nominating Committee, currently consisting of Mr. Melrose, Mr. Yarro and Mr. Raimondi, recommends nominees for positions on the Board of Directors, reviews nominations recommended by stockholders in accordance with the Bylaws and monitors the procedures set forth in the Bylaws for such nominations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, the Compensation Committee consisted of Mr. Noorda, Mr. Melrose, Ms. Kreidel and Mr. Repp. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between MTI and other entities involving MTI executive officers and Board members who serve as executive officers of such entities. During fiscal year 2000, Mr. Melrose provided investor relations consulting services to the Company for which he was paid an aggregate of $171,679 for his services. On July 27, 1999, the Company entered into an agreement with Caldera Systems, Inc. ("Caldera"), a provider of Linux-based operating systems for businesses, to purchase 5,333,333 shares of common stock of Caldera, approximately 25% of the then outstanding capital stock, for a purchase price of $6,000,000. The Canopy Group, Inc., a major stockholder of the Company, currently owns substantially all of the remaining issued and outstanding shares of Caldera. Raymond J. Noorda, Chairman of the Board of Directors of the Company, is the Chairman of the Board of Directors of The Canopy Group, Inc., and a member of the Board of Directors of Caldera.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended April 1, 2000, the Board of Directors met five times. In addition, the Audit Committee and Compensation Committee met one and five times, respectively. There have been no meetings of the Nominating Committee. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees of the Board on which such director served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that the Company's executive officers and directors file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive officers and directors are also required by the SEC rules to furnish the Company with copies of all Section 16(a) reports they file. As part of a Section 16 compliance program established by the Company for its executive officers and directors, the Company undertakes to file these reports on behalf of such individuals. Based solely on its review of the Forms 3, 4 and 5 filed on behalf of its executive officers and directors, as well as written representations from certain individuals that no Forms 5 are required by such individuals, the Company believes that, during the fiscal year ended April 1, 2000, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with pursuant to the SEC rules, except for the following late

Form 4 filings: John Repp (August 1998, September 1998 and December 1998), Thomas P. Raimondi, Jr. (September 1999), Richard L. Ruskin (September 1999), Stephanie Braun (November 1999), Al Melrose (February 2000), Gary Scott (February 2000) and Frank Yoshino (February 2000). Ralph Yarro amended his March 2000 Form 3 to include the grant of an option that he received under the Directors' Plan upon his appointment to the Board of Directors. The following individuals failed to timely file their Form 5s to report the grant of stock options they received from the Company: Thomas P. Raimondi, Jr., Gary Scott, Dale R. Boyd, Richard L. Ruskin, Venki Venkataraman, Frank Yoshino, Stephanie Braun, Chuck Sitzman and Dan Brown.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 9, 2000 by (i) each person known by the Company to own more than 5% of such shares, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of its four most highly compensated executive officers who served as executive officers at April 1, 2000, and (iv) all directors and executive officers as a group. As of July 9, 2000, there were 32,172,489 issued and outstanding shares of Common Stock of the Company, not including treasury shares or shares issuable upon exercise of options or warrants. Ownership information has been supplied by the person concerned.

                                                               SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              ---------------------
                            NAME                                NUMBER      PERCENT
                            ----                              ----------    -------
The Canopy Group, Inc.......................................  14,463,285     44.96%
  240 West Center Street
  Orem, Utah 84057
FMR Corp.(2)................................................   3,777,600     11.74%
  82 Devonshire Street Boston,
  Massachusetts 02109
Raymond J. Noorda(3)........................................  14,535,577     45.16%
Val Kreidel(4)..............................................      72,292         *
Ralph Yarro(5)..............................................     164,167         *
John Repp(6)................................................       2,292         *
Al Melrose(7)...............................................      34,750         *
Thomas P. Raimondi, Jr.(8)..................................     133,663         *
Earl M. Pearlman(9).........................................           0         *
Dale R. Boyd(10)............................................     119,000         *
Gary Scott(11)..............................................     428,175      1.33%
Richard L. Ruskin(12).......................................      64,075         *
Dan Brown(13)...............................................      37,836         *
All directors and officers as a group (15 persons)(14)......  15,794,411     47.63%

---------------
  *  Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in this table have sole voting and investment power with respect to all shares.

 (2) FMR Corp. is the parent holding company of, among others, Fidelity Management & Research Company ("Fidelity Management"), a registered investment adviser which acts as investment adviser to various registered investment companies within the Fidelity family of investment funds, including Fidelity Limited International ("Fidelity International"). FMR Corp., Edward C. Johnson 3d, the Chairman of FMR, Abigail P. Johnson, a director of FMR and Fidelity International are deemed to beneficially own shares of the Company held by those funds over which they exercise control. Information with respect to FMR Corp.'s beneficial ownership was derived from Fidelity Management's July 14, 2000 letter to the Company.

 (3) The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807. Represents shares owned by The Canopy Group, Inc. ("Canopy"), 14,792 shares issuable to Mr. Noorda upon exercise of options exercisable within 60 days of July 9, 2000. Mr. Noorda, Chairman of the Board of Directors of the Company, is Chairman of the Board of Canopy, Mr. Noorda disclaims beneficial ownership of all shares held by Canopy.

 (4) Includes 72,292 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

 (5) Includes 154,167 shares issuable upon exercise of options and warrants exercisable within 60 days of July 9, 2000.

 (6) Includes 2,292 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

 (7) Includes 34,750 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

 (8) Includes 123,663 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

 (9) Mr. Pearlman resigned as the Company's President and Chief Executive Officer in December 1999.

(10) Includes 119,000 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000. Mr. Boyd resigned as an officer of the Company on July 10, 2000.

(11) Includes 175,625 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

(12) Includes 60,075 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

(13) Includes 37,500 shares issuable upon exercise of options exercisable within 60 days of July 9, 2000.

(14) Includes shares held by entities affiliated with directors and executive officers of the Company as described above, including 991,219 shares issuable upon exercise of stock options and warrants exercisable within 60 days of July 9, 2000.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth for each of the Company's last three completed fiscal years the compensation of Thomas P. Raimondi, Jr., the Company's President and Chief Executive Officer, Earl M. Pearlman, the Company's former President and Chief Executive Officer and the four most highly compensated executive officers other than Mr. Raimondi whose total annual salary and bonus for the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                   ANNUAL COMPENSATION            NUMBER OF
                                           -----------------------------------    SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)   COMPENSATION    OPTIONS(#)    COMPENSATION(6)
   ---------------------------      ----   ---------   --------   ------------   ------------   ---------------
Thomas P. Raimondi, Jr.(1)........  2000    303,654          0         *           425,000            4,558
  President, Chief Executive        1999    243,978          0         *           125,000              853
  Officer                           1998    207,343     90,522         *                 0            3,020
Earl M. Pearlman(2)...............  2000    301,585          0         *           150,000          637,237
  President, Chief Executive        1999    285,577          0         *            75,000                0
  Officer                           1998    260,577    202,070         *           285,000                0
Gary M. Scott.....................  2000    265,649          0         *           125,000            1,718
  Senior Vice President,            1999    261,990          0         *            50,000            1,443
  European Operations               1998    254,609    103,022         *            80,000            2,584
Dale R. Boyd(3)...................  2000    258,654          0         *           300,000            4,209
  Senior Vice President,            1999    218,846          0         *            90,000              936
  Chief Financial Officer           1998    189,750     91,522         *                 0            2,864
Rick Ruskin(4)....................  2000    243,654     49,999         *           150,000            3,831
  Senior Vice President, Marketing
Dan Brown(5)......................  2000    219,615          0         *           200,000            4,018
  Senior Vice President,
  Chief Technology Officer

---------------
 * Amount does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the individual.

(1) Mr. Raimondi was appointed President and Chief Executive Officer on December 9, 1999. Mr. Raimondi cancelled options to purchase 300,000 shares of Common Stock on July 5th, 2000.

(2) Mr. Pearlman resigned as President and Chief Executive Officer on December 9, 1999.

(3) Mr. Boyd resigned as an officer of the Company on July 10, 2000.

(4) Mr. Ruskin was elected as an officer of the Company on July 20, 1999.

(5) Mr. Brown was elected as an officer of the Company on July 20, 1999.

(6) Amounts presented include the dollar value of insurance premiums paid by the Company during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officer in the amount of $213 for Mr. Raimondi, $289 for Mr. Scott, and $192 for Mr. Ruskin. In addition, the amounts presented include the Company's dollar contribution to the Named Executive Officer's 401(k) plan in the amount of $4,345 for Mr. Raimondi, $60 for Mr. Pearlman, $1,429 for Mr. Scott, $4,209 for Mr. Boyd, $3,639 for Mr. Ruskin, and $4,018 for Mr. Brown. The amount presented for Mr. Pearlman also includes $637,177 for severance payments.

SUMMARY OF OPTION GRANTS

     The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended April 1, 2000 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                    -------------------------------------------------       VALUE AT ASSUMED
                                    NUMBER OF     % TOTAL                                   ANNUAL RATES OF
                                    SECURITIES    OPTIONS                                     STOCK PRICE
                                    UNDERLYING   GRANTED TO                                   APPRECIATION
                                     OPTIONS     EMPLOYEES    EXERCISE                     FOR OPTION TERM(2)
                                     GRANTED     IN FISCAL      PRICE      EXPIRATION    ----------------------
               NAME                    (#)        YEAR(1)     ($/SH)(1)       DATE         5%($)       10%($)
               ----                 ----------   ----------   ---------    ----------    ---------    ---------
Thomas P. Raimondi, Jr............   125,000         3%        $ 5.06        4/7/2009      397,972    1,008,540
                                     181,500         4%        $30.06      12/15/2009    3,431,465    8,696,007
                                     118,500         3%        $36.88        1/1/2010    2,748,073    6,964,157
Earl M. Pearlman..................   150,000         3%        $ 5.06        4/7/2009      477,567    1,210,248
Gary Scott........................    50,000         1%        $ 5.06        4/7/2009      159,189      403,416
                                      75,000         2%        $30.06      12/15/2009    1,417,961    3,593,391
Dale R. Boyd......................   100,000         2%        $ 5.06        4/7/2009      318,378      806,832
                                     121,000         3%        $30.06      12/15/2009    2,287,644    5,797,338
                                      79,000         2%        $36.88        1/1/2010    1,832,049    4,642,771
Rick Ruskin.......................    50,000         1%        $ 5.06        4/7/2009      159,189      403,416
                                     100,000         2%        $30.06      12/15/2009    1,890,614    4,791,188
Dan Brown.........................    50,000         1%        $ 5.06        4/7/2009      159,189      403,416
                                     100,000         2%        $14.69      10/15/2009      923,689    2,340,809
                                      50,000         1%        $30.06      12/15/2009      945,307    2,395,594

---------------
(1) Based on an aggregate of 4,423,500 options granted to directors and employees of the Company in fiscal year 2000, including the Named Executive Officers.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

    Mr. Raimondi's option grant to purchase 125,000 shares at $5.06, which expires April 7, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant vest each quarter thereafter. Mr. Raimondi cancelled his option grant to purchase 181,500 shares of Common Stock and his option grant to purchase 118,500 shares of Common Stock on July 5, 2000.

    Mr. Pearlman's option grant to purchase 150,000 shares at $5.06, which expires April 7, 2009, vests 100% on April 7, 2000.

    Mr. Scott's option grant to purchase 50,000 shares at $5.06, which expires April 7, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter. Mr. Scott's option grant to purchase 75,000 shares at $30.06, which expires December 15, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter.

    Mr. Boyd's option grant to purchase 100,000 shares at $5.06, which expires April 7, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant vest each quarter thereafter. Mr. Boyd's option grant to purchase 121,000 shares at $30.06, which expires December 15, 2009, vests 50% one year after the commencement date of the grant, and the remaining unvested shares subject to the option grant vests two years after the commencement date. Mr. Boyd's option grant to purchase 79,000 shares at $36.88, which expires January 1, 2010, vests 50% one year after the commencement date of the grant, and the remaining unvested shares subject to the option grant vests two years after the commencement date.

    Mr. Ruskin's option grant to purchase 50,000 shares at $5.06, which expires April 7, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter. Mr. Ruskin's option grant to purchase 100,000 shares at $30.06, which expires December 15, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter.

    Mr. Brown's option grant to purchase 50,000 shares at $5.06, which expires April 7, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter. Mr. Brown's option grant to purchase 100,000 shares at $14.69, which expires October 15, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter. Mr. Brown's option grant to purchase 50,000 shares at $30.06, which expires December 15, 2009, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining unvested shares subject to the option grant shall vest each quarter thereafter.

    All options grants presented within this table have provisions accelerating the vesting in the event of a change in control.

SUMMARY OF OPTIONS EXERCISED

     The following table sets forth information concerning exercises of stock options during the year ended April 1, 2000 by each of the Named Executive Officers and the value of unexercised options at April 1, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS
                                  SHARES                         YEAR END(#)         AT FISCAL YEAR END($)
                                ACQUIRED ON      VALUE      ----------------------   ---------------------
                                 EXERCISE      REALIZED          EXERCISABLE/            EXERCISABLE/
             NAME                   (#)         ($)(1)          UNEXERCISABLE          UNEXERCISABLE(2)
             ----               -----------   -----------   ----------------------   ---------------------
Thomas P. Raimondi, Jr........    252,500     $ 5,645,801       66,475/521,775       1,319,530/4,527,539
Earl M. Pearlman..............    511,668     $11,132,543            0/0                     0/0
Gary Scott....................    235,000     $ 4,705,313      383,750/186,250       8,770,297/2,024,928
Dale R. Boyd..................    115,000     $ 2,852,297       52,750/386,250       1,040,624/3,853,016
Rick Ruskin...................    121,300     $ 2,344,993       34,450/201,250        565,222/1,957,109
Dan Brown.....................          0     $        --       18,750/231,250        413,672/2,923,828

---------------
(1) Value realized is based on estimated fair market value of Common Stock on the date of exercise minus the exercise price.

(2) Value is based on estimated fair market value of Common Stock as of April 1, 2000 ($26.38) minus the exercise price.

SEVERANCE AGREEMENTS

     The Company has entered into Severance Agreements with the following Named Executive Officers: Earl Pearlman, Dale Boyd, Thomas Raimondi, Gary Scott, Rick Ruskin and Dan Brown. These agreements have two year terms and are automatically renewable for successive one year terms thereafter. Pursuant to the terms, if the executive's employment with the Company is terminated within twelve months of a change in control of the Company (as defined in the agreement), the executive will receive benefits at the level determined by the reason for such termination. If the termination is for cause (as defined in the agreement), by reason of the executive's disability or death, or by the employee for other than "good reason" (as defined in the agreement), the Company will pay the employee all accrued, unpaid compensation, and, except where terminated by the Company for cause, a pro rata portion of the annual bonus under the bonus plan. If the executive is terminated for any other reason by the Company or the executive terminates his employment with good reason, after a change in control the Company will pay to the executive (i) all accrued, unpaid compensation, (ii) a pro rata portion of the annual bonus under the bonus plan and (iii) an amount equal to one year of annual base salary and annual bonus under the bonus plan, and, for a period of twelve months following termination, will provide the executive and his dependents medical insurance benefits.

     In connection with Earl Pearlman's resignation as President, the Company entered into a Severance and Release Agreement with him on November 30, 1999 (the "Severance Agreement"). Pursuant to the terms of the Severance Agreement, Mr. Pearlman received a one-time payment equivalent to eighteen months of his current base salary which includes car allowance and a base bonus as calculated under the Company's executive bonus plan. Mr. Pearlman entered into a consulting agreement with the Company on December 1, 1999 to provide general corporate management services to the Company. Mr. Pearlman's stock option awards for the Company's Common Stock continued to vest and remained in full force and effect until May 15, 2000, when Mr. Pearlman terminated the consulting agreement. Mr. Pearlman remains eligible to obtain continuing coverage under the Company's medical, vision and dental (the "Health Plans"). Pursuant to the terms of the Severance Agreement, the Company will make the required premium payments for any continuation coverage that Mr. Pearlman elects to obtain under the Health Plans until March 31, 2001.

     In connection with Dale Boyd's resignation as Chief Financial Officer, the Company entered into a Severance and Release Agreement with him on July 10, 2000 (the "Severance Agreement"). Pursuant to the terms of the Severance Agreement, Mr. Boyd will receive a one-time payment equivalent to one year of his current base salary and one years' car allowance. Mr. Boyd will remain available to the Company for one year pursuant to a consulting agreement to perform general financial management or other such services as the Company may direct. Mr. Boyd's stock option awards for the Company's Common Stock will continue to vest and will remain in full force and effect during such one-year period. Mr. Boyd remains eligible to obtain continuing coverage under the Health Plans. Pursuant to the terms of the Severance Agreement, the Company will make the premium payments for any continuation coverage that Mr. Boyd elects to obtain under the Health Plans until August 31, 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During the fiscal year ended April 1, 2000, the Compensation Committee, consisting of Mr. Noorda, Ms. Kreidel, Mr. Repp and Mr. Melrose, was responsible for establishing and administering the policies that govern the compensation of executive officers, including the Named Executive Officers. The Compensation Committee has furnished the following report on executive compensation:

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") of the Board of Directors reviews and administers the Company's various incentive plans, including the cash compensation levels of members of management, the Company's bonus plan and the Company's stock incentive plans.

     General Compensation Policy. The Committee's fundamental compensation policy is to make a substantial portion of an executive's total potential compensation contingent upon the financial performance of the Company. Accordingly, in addition to each executive's base salary, the Company offers the opportunity for an annual cash bonus which is tied to the Company's achievement of financial performance goals, and stock option awards to provide incentives to the executive officers through an equity interest of the Company. The Committee believes that the stockholders benefit by aligning the long-term interests of stockholders and employees.

     Base Salary. For the fiscal year 2000, the Committee reviewed the recommendations of the Chief Executive Officer as to proposed base salaries for all executives other than the Chief Executive Officer. Increases in base salaries generally reflect increased responsibilities over the prior fiscal year or strong individual performance in the prior fiscal year.

     The Committee performed an annual review of the base salary of each of the executive officers with reference to the executive's performance, level of responsibility and experience to determine whether the current base salary is appropriate and competitive. The Committee evaluated the reasonableness of the base salary based upon the median salary range paid to executive officers with comparable duties at companies of similar size in the same geographic area in the computer technology industry. No specific quantitative weight was given to any particular performance measurement.

     Cash Bonuses. The Company's Board of Directors approved and implemented a senior management bonus plan ("Bonus Plan") for fiscal 2000. The purpose of this Bonus Plan was to provide an incentive to certain designated senior managers to maximize stockholder value by maximizing operational performance of the Company. Bonus Plan participants included all executive officers of the Company and certain other key senior managers.

     Pursuant to the terms of the Bonus Plan, the criterion for earning a bonus was based solely on the Company's reported net income for fiscal 2000 ("Actual Net Income") being equal to or greater than the consolidated net income as set forth in the Company's fiscal 2000 annual operating plan as approved by the Company's Board of Directors ("AOP Net Income"), with the exception of Mr. Scott and Mr. Sitzman. The criterion for Mr. Scott's bonus was based solely on the Company's actual audited net income for its consolidated European operating subsidiary for fiscal 2000 being equal or greater than that as set forth in the Company's annual operating plan for fiscal 2000. The criterion for Mr. Sitzman's bonus was as follows: 50% of Mr. Sitzman's bonus was based on the Company's actual audited net income for its U.S. domestic operating unit for fiscal 2000 being equal or greater than that as set forth in the Company's annual operating plan for fiscal 2000; and the other 50% of Mr. Sitzman's bonus was based on the Company's actual net contribution margin for the Company's U.S. Field Service operating unit for fiscal 2000 being equal to or greater than that as set forth in the Company's fiscal 2000 annual operating plan.

     Bonus Plan participants were divided into two groups. The first group consisted of the Chief Operating Officer, those senior managers who directly reported to the Chief Operating Officer and the Chief Financial Officer (collectively referred to as, the "Direct Reporting Senior Managers"). The second group was comprised of senior managers who reported to someone other than either the President and Chief Executive Officer or the Chief Operating Officer (collectively referred to as, the "Second Senior Managers").

     The Bonus Plan provided for two levels of bonus award categories: a base bonus award ("Base Bonus") and an over-achievement bonus award ("Over-Achievement Bonus"). Base Bonuses were earned if the Company's Actual Net Income, inclusive of all calculated Base Bonus amounts, was equal to the AOP Net Income with the exception of Mr. Sitzman and Mr. Scott, as noted above. The Base Bonus for each Direct Reporting Senior Manager was 15% of his respective annual salary. The Base Bonus for each Secondary Senior Manager was 10% of his respective annual salary. In the event that Actual Net Income, inclusive of the accrued costs of all Base Bonuses, was in excess of the AOP Net Income, a bonus pool was created based on 15% of the first $1,000,000 of Actual Net Income that was in excess of the AOP Net Income, 20% of every dollar greater than $1,000,000 up to $5,000,000 and 25% of every dollar greater than $5,000,000. The bonus pool was divided between the Bonus Plan participant groups based on the following matrix: 9.0% paid to both the Chief Operating Officer and Chief Financial Officer, 7.0% paid to each of the other Direct Reporting Senior Managers, and 5.0% paid to each of the Secondary Senior Managers. However, there were no distributions made from the bonus pool as no bonuses were paid during fiscal 2000.

     Stock Option Awards. The Company has granted stock options under its various stock option plans generally at prices equal to the fair market value of the Company's Common Stock at the date of grant. Grants to executive officers are based on their responsibilities and relative positions in the Company and are considered an integral component of total compensation. The Committee believes the granting of options to be beneficial to stockholders, because it increases management's incentive to enhance stockholder value. Grants were proposed by the Chief Executive Officer and reviewed by the Committee based on the individual's overall performance. No specific quantitative weight was given to any particular performance measure. The Committee believes that stock option grants are necessary to retain and motivate key employees of the Company.

     Chief Executive Officer Compensation. The base salary of the Chief Executive Officer was recommended by the Committee and approved by the Board. The Committee reviewed the salaries of comparable executive officers at companies of similar size and in the same geographic area as the Company and in the computer industry. Mr. Raimondi and Mr. Pearlman participated in the same executive compensation plans as those described above for the other executive officers. As is true of the other executive officers, the Committee's policy is to have a large portion of the Chief Executive Officer's compensation based on the Company's financial performance. Neither Mr. Raimondi nor Mr. Pearlman received cash bonuses for fiscal 2000. Mr. Pearlman was awarded options to purchase 150,000 shares of the Company's Common Stock during fiscal 2000, and Mr. Raimondi was awarded options to purchase 425,000 shares of the Company's Common Stock during fiscal 2000.

     Policy Regarding Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("Section 162(m)") provides that for federal income tax purposes, the otherwise allowable deduction for compensation paid or accrued to a covered employee of a publicly held corporation is limited to no more than $1 million per year. The Company is not presently affected by Section 162(m) because, for the fiscal year ended April 1, 2000, no executive officer's compensation exceeded $1 million, and the Company does not believe that the compensation of any executive officer will exceed $1 million for the 2001 fiscal year. Options granted under the Company's 1996 Stock Incentive Plan will be considered performance-based compensation. As performance-based compensation, compensation attributable to options granted under the Plan and awarded to covered employees will not be subject to the compensation deduction limitations of Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Raymond J. Noorda
                                          Val Kreidel
                                          John Repp

                        COMPANY STOCK PRICE PERFORMANCE

     The following performance graph assumes an investment of $100 on March 31, 1995 (the date the Company became subject to Section 12 of the Exchange Act) and compares the change to March 31, 2000 in the market prices of the Common Stock with a broad market index (Nasdaq Stock Market -- U.S.) and an industry index (Nasdaq Computer Manufacturer Index). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

            COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN AMONG MTI
            TECHNOLOGY CORPORATION, THE NASDAQ STOCK MARKET -- U.S.
                INDEX AND THE NASDAQ COMPUTER MANUFACTURER INDEX
                               PERFORMANCE GRAPH

                                                     MTI TECHNOLOGY           NASDAQ STOCK MARKET -          NASDAQ COMPUTER
                                                       CORPORATION                    U.S.                 MANUFACTURER INDEX
                                                     --------------           ---------------------        ------------------
3/31/1995                                                100.00                      100.00                       100.00
3/96                                                      57.69                      135.80                       153.72
3/97                                                     115.38                      150.95                       167.92
3/98                                                     530.77                      228.88                       297.18
3/99                                                     170.19                      309.19                       589.61
3/00                                                     811.54                      574.04                      1392.13

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 27, 1999, the Company entered into an agreement with Caldera, a provider of Linux-based operating systems for businesses, to purchase 5,333,333 shares of common stock of Caldera, approximately 25% of the then outstanding capital stock, for a purchase price of $6,000,000. The Canopy Group, Inc., a major stockholder of the Company, currently owns substantially all of the remaining issued and outstanding shares of Caldera. Raymond J. Noorda, Chairman of the Board of Directors of the Company, is the Chairman of the Board of Directors of The Canopy Group, Inc., and a member of the Board of Directors of Caldera. In addition, Thomas P. Raimondi, Jr., our President and Chief Executive Officer is also a member of the Board of Directors of Caldera.

     On November 30, 1999, the Company entered into a Severance and Release Agreement (the "Severance Agreement") with Earl Pearlman in connection with his resignation as President from the Company. Pursuant to the terms of the Severance Agreement, Mr. Pearlman received a one-time payment of $322,800 which is equivalent to eighteen months of his current base salary which includes car allowance and his base bonus as calculated under the Company's executive bonus plan. Mr. Pearlman entered into a consulting agreement with the Company to provide general corporate management services to the Company. Mr. Pearlman's stock option awards for the Company's Common Stock continued to vest and remained in full force and effect until May 15, 2000, when Mr. Pearlman terminated the consulting agreement. Mr. Pearlman remains eligible to obtain continuing coverage under the Company's medical, vision and dental (the "Health Plans"). Pursuant to the terms of the Severance Agreement, the Company will make the required premium payments for any continuation coverage that Mr. Pearlman elects to obtain under the Health Plans until March 31, 2001.

     During Fiscal 2000, the Company sold goods and services totaling $4,920,000 to Center 7, Inc., a subsidiary of The Canopy Group, Inc. These sales were made in the ordinary course of business on the Company's standard terms and conditions.

     Al Melrose, a director of the Company, provided investor relations consulting services to the Company during the fiscal year ended April 1, 2000. Mr. Melrose was paid an aggregate of $171,679 for his services.

     On July 10, 2000, the Company entered into a Severance and Release Agreement (the "Severance Agreement") with Dale Boyd in connection with his resignation as Chief Financial Officer from the Company. Pursuant to the terms of the Severance Agreement, Mr. Boyd will receive a one-time payment of $274,400 which is equivalent to one year of his current base salary and one years' car allowance of $1,200 per month. Mr. Boyd will remain available to the Company for one year pursuant to a consulting agreement to perform general financial management or other such services as the Company may direct. Mr. Boyd's stock option awards for the Company's Common Stock will continue to vest and will remain in full force and effect during such one-year period. Mr. Boyd remains eligible to obtain continuing coverage under the Company's medical, vision and dental (the "Health Plans"). Pursuant to the terms of the Severance Agreement, the Company will make the premium payments for any continuation coverage that Mr. Boyd elects to obtain under the Health Plans until August 31, 2001.

                                  PROPOSAL TWO

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the stockholders ratify the selection of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the fiscal year ending April 7, 2001, or until a successor is appointed.

     KPMG Peat Marwick LLP has been the principal certified public accounting firm utilized by the Company since March 1986. During this time, KPMG has examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

     The matter is being submitted to the stockholders for approval by the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED TO THE MEETING:

     RESOLVED, that the stockholders of MTI Technology Corporation hereby ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending April 7, 2001.

     The persons designated in the enclosed proxy will vote your shares FOR ratification of the selection unless instructions to the contrary are indicated in the enclosed proxy.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make statements should they desire to do so.

                                 PROPOSAL THREE

                     AMENDMENT OF 1996 STOCK INCENTIVE PLAN

     At the Annual Meeting, the Company's stockholders will be asked to vote on a proposal to approve an amendment to the 1996 Stock Incentive Plan (the "Plan") to increase the number of shares subject to the Plan from 7,631,126 to 10,631,126, plus annual adjustments.

     The Board of Directors has concluded that the number of shares authorized and remaining available for issuance under the Plan as currently in effect will not be sufficient to achieve the Company's objectives and that an amendment to the Plan is in the best interests of the Company.

     The Plan was originally adopted by the Board in June 1996 and by its stockholders in October 1996. As of July 31, 2000, options to purchase 5,740,120 shares of Common Stock were outstanding under the Plan, and 181,083 shares remained available for issuance under the Plan. In order to have sufficient shares available for future grants, the number of shares of Common Stock that can be issued under the Plan is proposed to be increased to 10,631,126, plus annual adjustments. The Plan also provides that in January of each year the number of shares available for grant increases by a number equal to 3% of the number of shares outstanding as of December 31st of the immediately preceding year (the "annual adjustment").

     The essential features of the Plan are discussed below.

     Purposes. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

     Administration. With respect to grants of awards to employees who are also officers or directors of the Company, the Plan will be administered by either the Board of Directors or a Committee (as applicable, the "Administrator") designated by the Board. The Administrator will be constituted so as to satisfy applicable laws and to permit grants and related transactions, for directors and officers under the Plan to be exempt from Section 16(b) of the Exchange Act and which, in the case of "covered employees" is intended to constitute performance-based compensation is made up solely of two or more "outside directors" as such term is defined under Section 162(m) of the Internal Revenue Code. With respect to grants of awards to employees or consultants who are neither directors nor officers of the Company, the Administrator may authorize any officer(s) to grant awards, and may condition such authority by requiring that all grants are ratified by the Board within 6 months of the grant date. Subject to the provisions of the Plan, the Administrator has the final power to construe and interpret the Plan and the awards granted under it, and to determine, among other matters, the persons to whom stock awards will be granted and the number of shares with respect to which awards shall be granted.

     Types of Awards. The Administrator may issue any type of arrangement to a director, employee or consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) shares of Common Stock of the Company, (ii) on option, SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock. Performance criteria may be based on any one of, or combination of, an increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator.

     In the case of stock options, each option will be either an incentive stock option or a non-qualified stock option. If the aggregate fair market value of shares subject to incentive stock options which become exercisable for the first time by an individual during any calendar year under any Company plan exceeds $100,000, such excess options will be treated as non-qualified stock options. Stock options may not be transferred, but all other awards may be transferred in accordance with the terms of the grant. The exercise price of any incentive stock option may not be less than 100% of the fair market value per share on the date of grant (110% in the case of a stockholder ("10% Holder") holding 10% or more of the voting power of the Company's and its subsidiaries' stock). The exercise price of non-qualified stock options may not be less than 85% of the fair market value on the date of grant, or 100% in the case of options intended to qualify performance-based compensation.

     The Administrator may accept the following types of consideration for shares issued under the Plan: (i) cash; (ii) check; (iii) surrender of shares of Common Stock (including the withholding of shares otherwise deliverable upon exercise) with a fair market value equal to the aggregate exercise price; (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, require to effect an exercise of the award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or (v) any combination of the foregoing.

     The Administrator may establish programs to permit grantees to defer receipt of consideration upon exercise of an award, satisfaction of performance criteria, or other event that absent the election would entitle the grantee to payment or receipt of shares or other consideration.

     No shares of Common Stock may be issued under the Plan until the grantee has made arrangements satisfactory to the Administrator for the satisfaction of federal, state and local income and employment tax withholding obligations.

     The term of each Award will be stated in the Award agreement, provided that the term of an Incentive Stock Option may not exceed 10 years from the date of grant or 5 years from the date of grant if the grantee is a 10% Holder.

     In the event of any actual or anticipated Corporate Transaction, Change in Control or Subsidiary Disposition (all as described below), the Administrator may cause each outstanding award automatically to become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights immediately prior to the date of such transaction. The Administrator may also condition any such acceleration or termination of restriction on termination of the employee or consultant within a specified time of the transaction. Effective upon the consummation of the Corporate Transaction, all outstanding awards under the Plan terminate unless assumed by the successor company or its parent. A "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which the Company is not the surviving entity (other than for a change in domicile); (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in connection with complete liquidation or dissolution of the Company; or (iii) any reverse merger in which the Company is the surviving entity, but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger. A "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition of beneficial ownership of securities with more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the disinterested directors did not approve (other than by the Company, a Company-sponsored benefit plan, or any current beneficial owner or group holding in excess of 50% of the combined voting power of such securities); or (ii) a change in the composition of the board over 36 months or less such that the majority of Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have been Board members for at least 36 months or were elected or nominated by such Board members. A "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary, the sale of all or substantially all of the assets of that subsidiary, or the Company's sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

     The portion of any incentive stock option accelerated under the Stock Incentive Plan in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition remains exercisable as an incentive stock option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. Any excess portion will be exercisable as a non-qualified stock option.

     Available Shares. Subject to approval of the proposed amendment of the Plan, the maximum aggregate number of shares of Common Stock which may be issued under the Stock Incentive Plan initially is 10,631,126 shares, increased by a number equal to 3% of the number of shares of Common Stock outstanding as of December 31st of the immediately preceding fiscal year, beginning on the first business day of 2001. Notwithstanding the foregoing, the maximum aggregate number of shares available for granting incentive stock options is 4,250,000 and is not subject to any annual adjustment. The maximum number of shares with respect to which options and stock appreciation rights may be granted to any employee during a fiscal year is 500,000.

     Eligible Individuals. Awards other than incentive stock options, which may only be granted to employees, may be granted to employees (including officers and directors) and consultants of the Company or any parent or subsidiary.

     Amendment. The Board may amend the Plan at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder and to any legal requirement to obtain stockholder approval.

     Term. The Plan is effective from June 27, 1996, the date of adoption by the Board, for a term of 10 years unless sooner terminated.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 1996 STOCK INCENTIVE PLAN

     The following is a brief summary of the current United States federal income tax rules generally applicable to the awards under the Stock Incentive Plan.

     Incentive Stock Options. There are generally no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option.

     If an optionee holds stock for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the incentive stock option, any gain or loss on a disposition of such stock will be a long term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holdings periods (a "disqualifying disposition"), at the time of disposition the optionee will realize taxable ordinary income equal to the excess of the fair market value on the date of exercise over the exercise price. If the optionee disposes of the stock in a disqualifying disposition involving a sale or exchange, however, the optionee will realize taxable ordinary income equal to the optionee's actual gain, if any, on the sale or exchange, but no more than the excess of the fair market value on the date of exercise over the exercise price. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on the period of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Upon exercise of an incentive stock option, the excess of the stock's fair market value on the date of exercise over the option exercise price will constitute an adjustment in calculating the optionee's alternative minimum tax liability, if any.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the requirement of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation) to a corresponding business expense deduction in the tax year in which the disposition occurs.

     Non-Qualified Stock Options. There generally are no tax consequences to the optionee or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option normally the optionee will recognize taxable ordinary income equal to the exercise of the stock's fair market value on the date of exercise over the exercise price. Subject to the requirement of reasonableness and the satisfaction of any withholding obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on the period of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Stock Grants, Restricted Stock Grants and Restricted Stock
Purchases. Generally, a recipient of stock under the Stock Incentive Plan would recognize ordinary income equal to the difference between the fair market value of the stock on the grant or purchase date and any amount paid or required to be paid for the stock. If the stock is restricted and subject to vesting, then the recipient of the stock would recognize ordinary income as the restrictions are removed and the stock vests. On each vesting date, the recipient would recognize ordinary income equal to the difference between the fair market value of the shares of stock that have vested on such date and any amount paid or required to be paid for the shares of stock. The recipient of the stock would not recognize any income to the extent the rights to the stock have not vested. A recipient of stock under the Stock Incentive Plan, however, may make an election under
Section 83(b) of the Code within 30 days of the stock award to be taxed at the grant date at ordinary income rates on the difference between the fair market value of the stock on the grant or purchase date and any amount paid by the recipient for the stock. If a Section 83(b) election is made, the recipient will not recognize income on subsequent vesting of the award. However, no loss or deduction will be permitted the recipient if the restricted stock is forfeited.

     Subject to the requirement of reasonableness and the satisfaction of any withholding obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient.

     Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income. Such gain or loss will be long or short term depending on the period of time the stock was held.

     Other Tax Consequences. The foregoing discussion is not a complete description of the federal income tax aspects of stock awards under the Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Plan who are residents or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

NEW PLAN BENEFITS

     Because stock awards under the Plan are discretionary, the benefits to be received under the stock incentive plan by any director, officer or employee of the Company cannot presently be determined.

     The matter is being submitted to the stockholders for approval by the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS

THAT HOLDERS OF SHARES OF COMMON STOCK VOTE "FOR" APPROVAL OF THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED TO THE MEETING:

     RESOLVED, that the stockholders of MTI Technology Corporation hereby approve the adoption of the amendment to Section 3(a) of the 1996 Stock Incentive Plan to read as follows: "Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to Awards initially shall be 10,631,126 Shares, and commencing with the first business day of each calendar year thereafter beginning with 2001, such maximum aggregate number of Shares shall be increased by a number equal to three percent (3%) of the number of Shares outstanding as of December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 4,250,000 Shares, and such number shall not be subject to annual adjustments as described above. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock."

     The persons designated in the enclosed proxy will vote your shares FOR approval unless instructions to the contrary are indicated in the enclosed proxy.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 1, 2000 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, MTI TECHNOLOGY CORPORATION, 4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Stockholders who may wish to present proposals for inclusion in the Company's proxy materials in connection with the 2001 Annual Meeting of Stockholders must submit such proposals in writing to the Secretary at the address shown at the top of page one not later than April 26, 2001. In addition, to be properly considered at the 2001 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Company's Secretary in writing not less than 30 nor more than 60 days prior to the meeting; provided, that in the event that less than 40 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder's notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business.

                                          By Order of the Board of Directors

                                          /s/ THOMAS P. RAIMONDI, JR.
                                          Thomas P. Raimondi, Jr.
                                          President and Chief Executive Officer

Anaheim, California
August 24, 2000

                                  APPENDIX "A"

                                      PROXY

                           MTI TECHNOLOGY CORPORATION
              4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
           MTI TECHNOLOGY CORPORATION TO BE HELD ON SEPTEMBER 28, 2000

   The undersigned hereby appoints Thomas P. Raimondi, Jr. and Paul W. Emery, II, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MTI Technology Corporation (the "Company") to be held at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, on September 28, 2000, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy card, with all the powers the undersigned would possess if personally present at the meeting.

See reverse side  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.) See reverse side

[X]   Please mark
     your votes as
     in this example

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR APPROVAL OF PROPOSALS 2 AND 3. THIS PROXY CONFERS AUTHORITY FOR THE PERSONS NAMED ON THE REVERSE SIDE, OR ANY ONE OF THEM, TO VOTE IN HIS DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS: Nominees: Al Melrose and John Repp

   [ ] ___________________________            FOR        WITHHELD
      For all nominees except as              [ ]          [ ]
      noted above

2. Ratification of Selection of               FOR        AGAINST         ABSTAIN
   KPMG Peat Marwick LLP as the               [ ]          [ ]             [ ]
   Company's independent auditors for
   fiscal year 2001.

3. Approval of an amendment to the            FOR        AGAINST         ABSTAIN
   1996 Stock Incentive Plan.                 [ ]          [ ]             [ ]

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2000 ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]

NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature:___________________________________          Date:____________

Signature:___________________________________          Date:____________

             [TO BE REVISED ON RECEIPT OF FINAL FORM OF PROXY CARD]

                                  APPENDIX "B"

                           MTI TECHNOLOGY CORPORATION
                            1996 STOCK INCENTIVE PLAN
           (AMENDED AND RESTATED AS OF JULY 1997, AMENDED AUGUST 1999,
                             AMENDED SEPTEMBER 2000)

        1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business.

        2. Definitions. As used herein, the following definitions shall apply:

               (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

               (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

               (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, and the rules of any applicable stock exchange or national market system.

               (d) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

               (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

               (f) "Board" means the Board of Directors of the Company.

               (g) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

                      (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by (A) the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company or (B) any current beneficial stockholder or group, as defined by Rule 13d-5 of the Securities Exchange Act of 1934, holding in excess of 50% of the combined voting power of the Company's outstanding securities, including the heirs, assigns and successors thereof) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders to accept, or

                      (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

               (h) "Code" means the Internal Revenue Code of 1986, as amended.

               (i) "Committee" means any committee appointed by the Board to administer the Plan.

               (j) "Common Stock" means the common stock of the Company, as adjusted in accordance with the provisions of Section 10, below.

               (k) "Company" means MTI Technology Corporation, a Delaware corporation.

               (l) "Consultant" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services and is compensated for such services.

               (m) "Continuing Directors" means members of the Board who either
(i) have been Board members continuously for a period of at least thirty-six
(36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

               (n) "Continuous Status as an Employee, Director or Consultant" means that the employment, director or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

               (o) "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party:

                      (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

                      (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with complete liquidation or dissolution of the Company, or

                      (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

               (p) "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

               (q) "Director" means a member of the Board.

               (r) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

               (s) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

               (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (u) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                      (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Common Stock is listed for trading, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                      (ii) In the absence of an established market of the type described in (i), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith, and such determination shall be conclusive and binding on all persons. Determinations of Fair Market Value pursuant to this subsection (ii) shall be made in accordance with Section
260.140.50 of Title 10 of the California Code of Regulations.

               (v) "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

               (w) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

               (x) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

               (y) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

               (z) "Option" means a stock option granted pursuant to the Plan.

               (aa) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

               (bb) "Performance - Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

               (cc) "Performance Shares" means Shares or an award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

               (dd) "Performance Units" means an award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, securities or a combination or cash or securities as determined by the Administrator.

               (ee) "Plan" means this 1996 Stock Incentive Plan, as amended and restated.

               (ff) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

               (gg) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

               (hh) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation measured by appreciation in the value of Common Stock.

               (ii)   "Share" means a share of the Common Stock.

               (jj) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

               (kk) "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company's sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

        3. Stock Subject to the Plan.

               (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to Awards initially shall be 10,631,126 Shares, and commencing with the first business day of each calendar year thereafter beginning with 2001, such maximum aggregate number of Shares shall be increased by a number equal to three percent (3%) of the number of Shares outstanding as of December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 4,250,000 Shares, and such number shall not be subject to annual adjustment as described above. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

               (b) If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award exchange program, or if any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such unissued or retained Shares shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

        4. Administration of the Plan.

               (a) Plan Administrator.

                      (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or
(B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

                      (ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by
(A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority by requiring that such Awards must be reported to and ratified by the Board or a Committee within six (6) months of the grant date, and if so ratified, shall be effective as of the grant date.

                      (iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is composed solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

               (b) Powers of the Administrator. Subject to Applicable Laws, the provisions of the Plan (including any other powers given to the Administrator hereunder) and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

                      (i) to select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;

                      (ii) to determine whether and to what extent Awards are granted hereunder;

                      (iii) to determine the number of Shares to be covered by each Award granted hereunder;

                      (iv) to approve forms of Award Agreement for use under the Plan;

                      (v) to determine the terms and conditions of any Award granted hereunder;

                      (vi) to amend the terms of any outstanding Award granted under the Plan including a reduction in the exercise price (or base amount on which appreciation is measured) of any Award to reflect a reduction in the Fair Market Value of the Common Stock since the grant date of the Award, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

                      (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

                      (viii) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

               (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on the Grantees and any other holders of Awards intended by the Administrator to be affected thereby.

        5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees of the Company and its subsidiaries who are residing in foreign jurisdictions as the Administrator in its sole discretion may determine from time to time. The Administrator may establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan.

        6. Terms and Conditions of Awards.

               (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

               (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

               (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

               (d) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts or Shares so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

               (e) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

               (f) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Non-Qualified Stock Options may not be transferred other than by will or the laws of descent or distribution, or as otherwise permitted by Rules 260.140.41(d) and 260.140.42(c) of Title 10 of the California Code of Regulations. Other Awards shall be transferable to the extent provided in the Award Agreement.

               (g) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

               (h) Vesting Period. Incentive Stock Options and Non-Qualified Stock Options shall vest and be exercisable at the rate of at least twenty percent (20%) per year over five (5) years from the date the option is granted, or as otherwise permitted under Rule 260.140.41(f) of Title 10 of the California Code of Regulations.

               (i) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be 500,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

        7. Award Exercise or Purchase Price, Consideration, Taxes and Reload Options.

               (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

                      (i) In the case of an Incentive Stock Option:

                             (A) granted to an Employee who, at the time of the
grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

                             (B) granted to any Employee other than an Employee
described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                      (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

                      (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                      (iv) In the case of other Awards, such price as is determined by the Administrator.

               (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares under the Plan the following:

                      (i) cash;

                      (ii) check;

                      (iii) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

                      (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

                      (v) any combination of the foregoing methods of payment.

               (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of federal, state, and local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold from Grantee an amount sufficient to satisfy such tax obligations.

               (d) Reload Options. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

        8. Exercise of Award.

               (a) Procedure for Exercise; Rights as a Stockholder.

                      (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

                      (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

               (b) Exercise of Award Following Termination of Employment, Director or Consulting Relationship.

                      (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant only to the extent provided in the Award Agreement.

                      (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Status as an Employee, Director or Consultant for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

                      (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a

Grantee's Continuous Status as an Employee, Director or Consultant shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

               (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

        9. Conditions Upon Issuance of Shares.

               (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

               (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

        10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Such adjustment shall be made by the Administrator, and its determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

        11. Corporate Transactions/Changes in Control/Subsidiary Dispositions.

               (a) The Administrator shall have the authority exercisable either in advance of any actual or anticipated Corporate Transaction or at the time of an actual Corporate Transaction and either at the time of the grant of any Award or at any time while an Award remains outstanding to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Corporate Transaction. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status of an Employee or Consultant of the Grantee within a specified period following the effective date of the Corporate Transaction. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Corporate Transaction, shall remain fully exercisable until the expiration or sooner termination of the Award.

               (b) Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate and cease to remain outstanding, except to the extent assumed by the successor company or its Parent.

               (c) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Change in Control (other than a Change in Control which is also a Corporate Transaction) or at the time of an actual Change in Control and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Change in Control. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee within a specified period following the effective date of the Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

               (d) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Subsidiary Disposition, but only with respect to those Grantees who are at the time engaged primarily in Continuous Service as an Employee or Consultant with the subsidiary corporation involved in such Subsidiary Disposition. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the affected Grantee's Continuous Service as an Employee or Consultant with that subsidiary corporation within a specified period following the effective date of the Subsidiary Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award.

               (e) The portion of any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

        12. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

        13. Amendment, Suspension or Termination of the Plan.

               (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

               (b) No Award may be granted during any suspension or after termination of the Plan.

               (c) Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

        14. Reservation of Shares.

               (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

               (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        15. No Effect on Terms of Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

        16. Stockholder Approval. The Plan became effective when adopted by the Board on June 27, 1996, and was approved by the Company's shareholders on October 3, 1996. On July 10, 1997, the Board adopted and approved an amendment and restatement of the Plan to adopt a limit on the number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company to enable Options and SARs to qualify as Performance-Based Compensation (the "Amendment"), subject to shareholder approval of the Amendment.

        17. Information. Pursuant to Rules 260.140.41(j) and 260.140.46 of the California Code of Regulations, Grantees shall receive financial statements of the Company at least annually.